                                                               Exhibit 10.1


      AGREEMENT, dated as of February 12, 1997, between Trans World Airlines, Inc. ("Company"), and Gerald L. Gitner ("Executive");

      WHEREAS, the Company desires to employ, and the Executive has accepted a position as, Chief Executive Officer and Chairman; and

      WHEREAS, the parties desire to set forth the entirety of their agreements and understandings;

      NOW, THEREFORE, in consideration of the mutual promises contained herein the parties agree as follows:

      1.   Employment.  The Company hereby employs Executive to render the
           ----------
services hereinafter described, and Executive hereby accepts such employment and agrees to render such services, upon and subject to the terms and conditions described in this Agreement.

      2.   Term.  Executive's employment commences as of the date of this
           ----
Agreement and shall continue for an indefinite period until terminated at any time by the Company or Executive with or without cause in accordance with the terms of this Agreement. Nothing in this Agreement or otherwise shall be construed as entitling Executive to employment for any definite term except as otherwise provided herein.

      3.   Duties.  (a)  Executive shall serve during the term of this
           ------
Agreement as Chief Executive Officer and Chairman and shall perform such executive, advisory and/or administrative and managerial assignments and duties as may be assigned to Executive from time to time by the Board of Directors, in each case consistent with the position of Chief Executive
Officer and Chairman.   Executive also will comply in all material respects
with and carry out all rules and policies of the Company, and will serve, without additional compensation, as an officer and/or director of any subsidiary, affiliated or related corporation or business (collectively "Company related entity") provided that such Company related entity at all times provides the Executive with comparable Director and Officer Liability insurance coverage as is afforded to the Executive as an officer of the Company.

           (b) Executive will devote his full time to the business and affairs of the Company and use his best efforts to promote the interests of the Company and to perform faithfully and efficiently the responsibilities assigned to Executive in accordance with the terms of this Agreement; provided that, Executive may continue to serve as Executive Chairman of Avalon Group, LTD. and in various other positions with its affiliates, successors and/or assigns provided, however, that no such service may interfere in any material respect with the Executive's obligations to perform the services required under this Agreement.



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      4.   Compensation and Other Terms of Employment.  In accordance with
           ------------------------------------------
the terms of this Agreement, the Executive shall receive the following:

           (a)  Salary.  The Executive will be paid base salary at an annual
                ------
rate of $500,000.00 on a regular basis, not less frequently than one time per month, on a regular Company pay day. This rate of pay ("Base Salary") is subject to adjustment from time to time (but not less than an annual rate of $500,000.00), and will be reviewed on a regular basis. All payments of Base Salary will be subject to appropriate withholding for taxes.

           (b)  Stock Incentive Plan.  The Executive shall be eligible to
                --------------------
participate in the Company's Key Employee Stock Incentive Plan ("KESIP").
The Executive's initial grant awarded by action of the Compensation Committee and the Board of Directors on February 12, 1997 shall be for an option to purchase 800,000 shares of the Company's common stock (the "Option"), subject in its entirety to the terms and conditions set forth in the agreement entered into between the Executive and the Company under the terms of the KESIP in respect of such option shares (the "KESIP Agreement"). Such option shares shall vest on the following schedule: 500,000 on the date of this Agreement, 150,000 on the first anniversary of the date of this Agreement and 150,000 on the second anniversary of the date of this Agreement. The Exercise Price of the Option shall be $5.84 (which price was the Fair Market Value, as that term is defined in the KESIP, of the Company's Common Stock as of the date on which Executive's appointment became effective, February 12, 1997 (the "Employment Date"). Subject only to the Executive being employed by the Company on February 12, 1998, the Executive shall also be granted an option to purchase 200,000 shares of the Company's common stock (the "Additional Option") at an option exercise price equal to the Fair Market Value (as that term is defined in the KESIP) as of February 12, 1998 and with 50% of such additional option shares vesting upon the first anniversary of the date of grant and 50% as of the second anniversary of the date of grant. The KESIP Agreement will provide with respect to the Option and the Additional Option (if any) that, if the employment of the Executive is terminated for any reason, the exercise period with respect to any vested options will terminate upon the earlier of the termination date of the Option if the Option expires within sixty (60) days of the date of termination of employment (the "Option Termination Period") or sixty (60) days following the date of termination of employment provided that, if at any time during the Option Termination Period or such sixty day period either the Company requests that the Executive not trade in securities of the Company for a period of time or the Executive notifies the Company that counsel reasonably acceptable to the Company has advised the Executive that applicable securities laws prohibit trading securities of the Company (either such period being referred to herein as a "Restricted Period") then the Company, subject to any applicable Option expiration dates set out in the KESIP Agreement, shall extend the period during which the Option may be exercised (the "Exercise Period") until the close of business on the day which follows the end of the Restricted Period, by the number of days remaining in such Option Termination Period or 60 day period as of the beginning of the Restricted Period. To the extent that there is any inconsistency between the terms and conditions of this Agreement and those of the KESIP or the KESIP Agreement, the terms and conditions of this Agreement shall control.

           (c)  Make-Whole Payment. (i) Under all circumstances and
                ------------------
notwithstanding any termination of the employment of the Executive for any reason whatsoever, the Company will pay to the Executive, quarterly in arrears promptly after each of the first four quarterly periods immediately following the



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date hereof commencing on May 12, 1997, $62,500. (ii)  In respect of each month of the second year of the Executive's employment hereunder, the Company will pay to the Executive, promptly after the end of such month, $20,834; provided that, the Executive's right to such monthly payments shall terminate upon any termination of his employment and, in the event of any such termination in the middle of any month, the amount owing to the Executive shall be prorated based on the number of days in such month during which the Executive's employment continued.

           (d)  Incentive Cash Bonus.  The Executive will be entitled to
                --------------------
receive an annual incentive cash bonus of up to $250,000 based upon the attainment by the Company during a fiscal year of objective measures of performance improvement ("performance standards") (for example, meeting business plan, cost per available seat mile, revenue per available seat mile, EBIT, cash flow and stock price improvement), which for fiscal year 1997 shall be as set forth in Attachment A hereto, and for future years shall be based upon objective criteria mutually agreed upon by the Compensation Committee of the Company's Board of Directors and the Executive no later than ninety (90) days after the beginning of each fiscal year provided, however, in the event that in any fiscal year the performance standards are not established within this ninety day period, the Company and the Executive agree that the attainment of the performance standard categories established for the immediately preceding fiscal year will be the objective criteria applicable with respect to the business plan for the then current fiscal year. The Board of Directors may consider incentive cash bonus amounts in excess of $250,000 in its sole and absolute discretion.

           (e)  Change of Control Agreement.  In the event that the Company's
                ---------------------------
Board of Directors authorizes the Company to enter into "change of control" with one or more of its officers, the Executive will be offered the opportunity to enter into such an agreement on terms and conditions no less favorable in any material respect than those offered to any other of the Company's officers serving at that time. The Company hereby represents that as of the date hereof no such agreements are currently in effect with respect to any officer nor does the Company's Board of Directors or any of its committees have before it in active consideration any such agreement.

           (f)  Passes.  The Executive and eligible family members will be
                ------
entitled to card-type Class A "term" passes on the Company's routes worldwide during the period of time that the Executive is employed by the Company.

           (g)  Medical, Dental, Insurance, Life and Accident Insurance.  The
                -------------------------------------------------------
Executive shall at all times be eligible to receive the same level of benefits on the same terms and conditions as they may be offered to any other officer of the Company. The Executive and his eligible dependents will be eligible to participate in the Company-paid comprehensive Medical and Dental Plan and the Travel Accident Insurance Program offered by the Company, on the same terms and conditions applicable to other executive officers of the Company. The Executive will be eligible for coverage under the Company's
Group Term Life Insurance Plan under which the Company currently provides
Basic Life Insurance of $50,000 at no cost to the Executive. Assuming that the Executive is insurable at standard rates, the Executive will also have the option to purchase at the Executive's expense Additional Group Life Insurance in an amount up to three times the Executive's Base Salary, less the Basic $50,000 coverage. The monthly cost of this Additional Life Insurance, which at all times shall be offered at the expense of the Executive, is currently $4.50 per $10,000 and such monthly cost may increase from time-to-time. The Executive will be eligible to participate in the Company's Voluntary Personal Accident Insurance Plan. The maximum coverage for this plan is currently $150,000 at a monthly cost of $6.60, which at all times shall be offered at the expense of the Executive, and such monthly cost may increase from time-to-time. The Executive will be eligible to participate in the Company's Long-Term Disability protection pursuant to plan provisions at standard rates and subject to standard conditions. Nothing in this paragraph (g) or elsewhere herein shall be construed to prevent the Company from amending or altering any such plans or programs set forth herein so long as the Executive continues to have the opportunity to receive in the aggregate benefits at a level no less favorable than those set forth herein.

      5.   Vacation.  The Executive will be eligible for four (4) weeks paid
           --------
vacation per annum and holidays in accordance with normal Company policy.

      6.   Termination of Employment.
           -------------------------

           (a)  Death/Permanent Disability.  The Executive's employment shall
                --------------------------
terminate automatically upon the Executive's death and/or permanent disability. All benefits and compensation then accrued hereunder, and under any related plans including without limitation all obligations under section 4(c), shall be paid when due to the Executive's beneficiaries or legal representatives, as appropriate.

           (b)  Termination Without Cause.  The Company shall have the right
                -------------------------
to terminate the Executive's employment without cause at any time upon 30 days prior written notice. In such event the Company shall pay to the Executive in a single lump sum within five (5) business days of the date of such termination any earned, unpaid salary, any unreimbursed expenses, earned unused vacation accrued from the calendar year(s) prior to the calendar year in which the Executive's employment is terminated ("earned unused vacation") and current earned unused vacation for the calendar year in which the Executive's employment is terminated pro rated by month as of the month in which the effective date of the Executive's termination occurs ("current earned unused vacation") and any other obligations then due and owing to the Executive except as otherwise provided hereunder provided such payments for earned unused vacation and current earned unused vacation are in accordance with Company policy in effect at the time of the termination of employment.

           In addition, in such event, the Company shall pay to the
Executive: (i) the unpaid portion of any payment due at the time of termination under section 4(c) hereof; and (ii) $250,000 which shall be reduced by the offset, if any, set forth below in this paragraph, in lieu of any unpaid incentive cash bonus to which the Executive might have been entitled under section 4(d) but for such termination. (such amount payable pursuant to this clause (ii) is referred to as the "Additional Amount").
Such payment pursuant to clause (i) immediately above shall be paid to Executive in a single lump sum within five business days following the date of such termination and the payment of the Additional Amount shall be paid to Executive in a single lump sum on the Final Sale Date. The offset amount shall be equal to the aggregate amount of any cash proceeds actually received by the Executive from the sale of any underlying stock under vested stock options or the vested stock options, in each case, which were granted to Executive pursuant to section 4(b) hereof ("prior value"). On the 60th day following the effective date of the Executive's termination of employment (other than a termination by the Company for Cause), if the then outstanding offset amount is less than the payments due under this paragraph, the Company shall immediately deposit in an escrow account which is for the benefit of Executive and bankruptcy remote from the creditors of the Company, the sum of $250,000 net of any prior value which shall be held in such escrow account until the earlier to occur of (x) the date that the prior value equals or exceeds $250,000 and (y) the date that all such underlying stock or options have been sold by the Executive (the "Final Disposition Date"). On the Final Disposition Date, the Executive shall be paid from the escrow account the sum of $250,000 net of any prior value. Any balance thereafter remaining in the escrow account shall be paid to the Company. The Executive hereby agrees to notify the Company within 10 days of such termination as to whether the Executive will use his commercially reasonable best efforts to promptly sell all remaining underlying stock under vested stock options or vested stock options, in each case, which were granted to Executive pursuant to section 4(b) hereof. Notwithstanding the foregoing, in the event the Executive fails to deliver such notice to the Company, the Company shall not be obligated to deposit any funds in such escrow account.

           Upon the making of such payments as are set forth herein at the time of the Executive's termination of employment or at such later times as may be provided herein, the Company shall have no further obligation to the Executive under this Agreement and Executive accepts the Company's agreement and obligation to make such payments in full satisfaction of such claims against the Company.

           (c)  Termination For Cause.  The Company shall have the right to
                ---------------------
terminate the Executive's employment at any time and without advance notice for Cause. For the purposes of this Agreement, "Cause" shall mean that (i) the Executive is convicted of or engages in conduct which constitutes a felony, or a misdemeanor involving moral turpitude; or (ii) the Executive is found by the Company's Board of Directors to have failed or refused to in any material respect to perform his duties and responsibilities provided that a failure shall not mean actions taken in good faith in the Executive's exercise of his business judgment and within the Executive's authority as Chairman and Chief Executive Officer (after notice and opportunity to cure if such material failure or refusal can be cured); or (iii) the Executive is found by the Company's Board of Directors to have willfully engaged in conduct which is demonstrably and materially injurious to the Company and such conduct was not taken in good faith in the Executive's exercise of his business judgment and within the Executive's authority as Chairman and Chief Executive Officer or was not otherwise authorized in the Company's business plan or directly or indirectly by the Board of Directors, or (iv) the Executive has breached his legal duty of loyalty to, or committed any act of fraud, theft or dishonesty against or involving, the Company or any of its affiliated companies; or (v) the Executive has breached any material provision of this Agreement. If the Executive's employment is terminated for Cause, the Company shall pay the Executive within five business days of the effective date of his termination:

           - his earned, unpaid, salary and any unreimbursed expenses and any other obligation owed to the Executive hereunder through the date of such termination at the rate in effect at the time of such termination;

           - any earned unused vacation and current earned unused vacation through the effective date of such termination provided such payments for earned unused vacation and current earned unused vacation are in accordance with Company policy in effect at the time of the termination of employment;

           - the unpaid portion of any payment due at the time of termination under section 4(c) hereof.

           Upon the making of such payments as are set forth herein at the time of the Executive's termination of employment for cause or at such later times as may be provided herein, the Company shall have no further obligation to the Executive under this Agreement and Executive accepts the Company's agreement and obligation to make such payments in full satisfaction of such claims against the Company.

           (d)  Termination by the Executive.  If the Executive voluntarily
                ----------------------------
terminates his employment, the Executive must give the Company thirty (30) calendar days advance notice in writing provided, however, the Executive may immediately voluntarily terminate his employment in the event that there is a material breach by the Company of any of the terms of this Agreement or on the date that the Company's Director and Officer Liability Insurance coverage lapses and is not replaced by comparable coverage or is otherwise diminished in any material way.

           (e)  Miscellaneous Termination Provisions.  Upon termination of
                ------------------------------------
employment and otherwise upon demand, Executive will turn over to Company all Company property and documents and all computer passwords, and will (after copying the same to 3.5 inch disks and returning the disks to the Company) delete all Company information from any computer which is not Company property.

      7.   Termination Obligations.  The Executive agrees that during his
           -----------------------
employment and following his termination under any of the circumstances set forth herein:

           (a) he shall not during his employment or for a period of two years following the effective date of his termination, directly or indirectly solicit or assist or encourage the solicitation of any employee of the Company or any of its subsidiaries or affiliated companies or anyone who was so employed at any time within twelve (12) months prior to termination of Executive's employment by the Company to be employed by the Executive or by any entity in which the Executive owns or reasonably expects to own any equity interest in excess of five (5) percent of any class of the outstanding securities thereof, or by any entity by which the Executive is employed or for which the Executive serves or reasonably expects to serve in any capacity; nor (after his employment ends and during such 2 year period) encourage or induce any Company employee to terminate his or her Company employment. For the purposes of this paragraph, the term "solicit" shall mean any contact by the Executive with or providing information to others who may be reasonably expected to contact any employees of the Company or of any of its subsidiaries or affiliated companies regarding their employment status, job satisfaction, interest in seeking employment with the Executive, with any person affiliated with the Executive or by whom the Executive is employed but shall not include print advertising for personnel or responding to any unsolicited request for a personal recommendation for or evaluation of a Company employee or an employee of any of the Company's subsidiaries or affiliated companies.

           (b) he shall hold forever hereafter in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries or affiliated companies, including but not limited to commercial, operational, marketing, pricing, or financial information including costs, strategies, forecasts or trade secrets, acquisition strategies or candidates or personnel acquisition plans ("confidential information") which shall have been obtained by the Executive during or by reason of his employment by the Company or by any of its subsidiaries or affiliated companies and which shall not be public knowledge. During and after the end of the term of employment, the Executive shall not, without the prior written consent of the Company or unless required to do so by reason of a court order or subpoena (in which case Executive shall give Company prompt notice of any such other subpoena or order, or request therefore, so as to provide Company the maximum opportunity to contest the same), communicate or divulge any such confidential information to anyone other than the Company or those designated by it, except that while employed by the Company in the business of and for the benefit of the Company the Executive may provide confidential information as appropriate to those persons who in the Executive's judgment have a need to know such confidential information.

           (c) except as may otherwise be required by law or regulation, he shall not for a period of two years following the effective date of his termination discuss or disclose to the media or Company personnel the circumstances or terms of his termination of employment.

           (d) he shall not publicly disparage or denigrate the Company or any of its officers, directors or practices.

           The Company agrees that its officers, directors and agents shall not publicly disparage or denigrate the Executive following his termination of employment or otherwise discuss or disclose to the media or Company personnel the circumstances or terms of his termination of employment .

           To the extent that any covenant or agreement contained in this
Section 7 shall be determined by a Court to be invalid or unenforceable in any respect or to any extent, the covenant or agreement shall not be rendered void, but instead shall be automatically amended to such lesser scope or to such lesser extent as will grant Company the maximum restriction on Executive's conduct and activities permitted by applicable law in such circumstances.

      8.   No Assignment.  This Agreement is personal to the Executive and
           -------------
without the Company's and the Executive's prior written consent it shall not be assignable by the Executive or the Company other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the legal representatives of Executive's estate.

      9.   Assistance.  For a period of two (2) years following termination
           ----------
of employment, Executive will to the extent reasonably possible, upon reasonable prior notice, make himself available for consultation with Company counsel, to meet with Company counsel and prepare to testify as a witness or deponent, and to testify as a witness at a trial, deposition or proceeding, concerning any legal matter involving or affecting the Company. The Company will pay for all reasonable and necessary out of pocket travel and telephone and such other costs and expense incurred by Executive in connection with any such activity including compensation at the Executive's then standard hourly rate for such time as the Executive is required to devote to the matter provided however that as to such required time the Executive is not then otherwise being compensated by his employer, firm or other similar such entity.

      10.  Living Expenses.  Notwithstanding any provision of this Agreement,
           ---------------
Executive shall not be required to move his principal residence. The Company agrees to promptly pay or reimburse Executive for all reasonable living expenses incurred by Executive and associated with his employment hereunder for so long as Executive does not relocate his principal residence to the location where the Company's corporate headquarters are located (currently St. Louis, Missouri) If the Executive elects to relocate his principal residence to the Company's corporate headquarters (currently in St. Louis, Missouri) or to such other location as the Company may designate as its corporate headquarters, the Company shall provide to the Executive the relocation package normally provided to the Company's senior executives. In all such cases the Company shall gross up such payments to the extent necessary to hold the Executive free of any taxes.

      11.  Miscellaneous.
           -------------

           (a) This Agreement shall be governed by and be construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within New York and without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Neither this Agreement nor any of its terms may be amended, waived, added to or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives.

           (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by regular or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:



               If to the Executive:

               Gerald L. Gitner
               P.O. Box 336
               Short Hills, New Jersey 07078

               If to the Company:

               Trans World Airlines, Inc.
               One City Centre
               515 North 6th Street
               St. Louis, Missouri  63101
               Attn:  General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

           (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

           (d) This Agreement contains the entire understanding between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, among the parties with respect thereto. The terms of any employee manual, handbook, or any policy of the Company, shall not modify, alter, or invalidate any term of this Agreement nor alter Executive's at will status, and in case of any conflict between a term of this Agreement and any such policy, handbook or manual, the terms of this Agreement control, except for benefit plans and Stock option awards described herein (to the extent not otherwise provided in this Agreement).

           (e) Executive represents that or he is not a party to any agreement, or under any legal obligation, which would preclude or in any way impair Executive's performance of Executive's duties for the Company hereunder. Executive has not provided, and will not provide, to Company any trade secret of another person whose secrecy he is obligated to maintain.

           (f) Notwithstanding any provision hereof to the contrary, nothing in this Agreement shall be deemed to entitle the Executive to employment beyond the Term hereof.

           (g) In the event that a dispute arises between the Company and the Executive concerning the enforcement or interpretation of the terms of this Agreement, the Company and the Executive agree to negotiate in good faith to resolve such dispute. In the event that the parties are unable to resolve this dispute within ninety (90) business days of the date of written notice one to the other concerning this dispute, the parties agree to submit this dispute for expedited binding arbitration at the American Arbitration Association ("AAA") in New York, New York before a panel of three (3) arbitrators all in accordance with the AAA rules then obtaining. Expedited arbitration shall mean that the time period following the submission of the dispute to the AAA for the selection of the arbitrators shall not exceed twenty (20) business days and that the time period between the selection of the arbitrators and the issuance of a decision shall not exceed sixty (60) business days. Upon the rendering of a decision by the arbitrators, the prevailing party shall be entitled to reimbursement from the other party of all fees and costs related to the arbitration, including submission of the claim. The decision of the arbitrators shall be binding upon the parties and any such decision may be entered in any court having jurisdiction thereof. During the pendency of the arbitration, this Agreement shall remain in full force and effect.

           (h) Notwithstanding any provision hereof, Executive shall retain any and all such Company pass travel rights as were provided to Executive in his status as a Member of the Company's Board of Directors and at such time as the Executive ceases to be an employee of the Company but continues to serve as a Member of the Company's Board of Directors he shall be entitled to all such benefits including but not limited to an annual retainer and fees as are then provided to all other members of the Board of Directors.

           IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its corporate name, and the Executive has hereunto set his hand, all as of the day and year first above written.


/s/ Gerald L. Gitner
----------------------------
Gerald L. Gitner




TRANS WORLD AIRLINES, INC.


By: /s/ Richard P. Magurro
    -------------------------
    Name: Richard P. Magurro
    Title: Sr. V.P.-Legal

                                 ATTACHMENT A


                              1997 CEO OBJECTIVES

1. End of year balance sheet cash to be equal to or greater than that contained in the January 24, 1997 Business Plan

2. Pre-tax profit equal to or greater than that contained in the January 24, 1997 Business Plan ($45.1 million).

3. Revenue for 1997 to be equal to or greater than that contained in the January 24, 1997 plan.

4. On-time performance as measured by DOT: TWA to be ranked in upper half for the last six months of 1997.

5. Cost per available seat mile for fiscal 1997 cost per ASM to be equal to or less than that contained in the January 24, 1997 Business Plan.

These objectives are independent of each other and will be used to determine whether some or all of the agreed minimum bonus is paid to the CEO. Achievement of any one or more objectives will result in payment of 20% of the minimum bonus for each object met. Such payment, if earned, will be due and payable on the following dates:

   In the case of objectives, 1, 2 and 3, at the time of filing of Form 10-K; for the Company's 1997 fiscal year end (but no later than May 31, 1998) in the case of objective 4 at the time that DOT produces the relevant reports; in the case of objective 5, at the time that TWA Finance Department calculates the results (and it is certified correct by the Company Auditirs), but no later than March 31, 1998.